EXHIBIT 99.1

Anika Announces Appointment of Jack Henneman and Stephen Richard to Board of Directors

Board Chair Joseph Bower, D.B.A. announces intention not to stand for re-election at 2021 Annual Meeting
Jeffery Thompson succeeds Dr. Bower as Chair of the Board

BEDFORD, Mass., Sept. 08, 2020 (GLOBE NEWSWIRE) -- Anika Therapeutics, Inc. (NASDAQ: ANIK), a global, integrated joint preservation, restoration and regenerative solutions company with products across the orthopedic early intervention continuum of care, today announced that Anika’s Board of Directors has appointed John B. Henneman, III (“Jack”) and Stephen Richard as independent directors, effective September 3, 2020.  Additionally, Chair of the Board, Dr. Joseph Bower, after 27 years of service to Anika, has announced his intention to retire from the Board at the end of his current term in 2021 and will not be standing for re-election at the Company’s 2021 Annual Meeting of Stockholders.

Mr. Henneman joins Anika’s Board of Directors following a 25-year career in the healthcare industry, including executive management roles at Integra LifeSciences and NewLink Genetics Corporation. Mr. Richard brings to Anika a breadth of global leadership experience gained in multiple industries throughout his 30-plus year career, including his current role as Chief Risk Officer and Chief Audit Executive at Becton, Dickinson and Company (BD). These appointments bring Anika’s current total Board membership to eight.  Dr. Bower has served as a director of Anika since its founding in 1993 and as Chair since 2018. He also held positions as lead director, Chair of the Compensation Committee and has served as a member of the Audit Committee.

“We are pleased that Jack and Steve have agreed to join our Board at this critical and exciting time. Each is an accomplished and respected executive leader with significant healthcare business experience. Their collective insights will be invaluable to us as we continue to execute on our growth strategy and propel the company into a period of more rapid growth driven by our strategic plan,” said Cheryl R. Blanchard, Ph.D., President and Chief Executive Officer of Anika. “Jack’s experience as part of the leadership teams of Integra Life Sciences and NewLink Genetics during key transformative years will be extremely valuable as we continue to expand our portfolio of solutions and strengthen our position for long-term growth. Steve’s financial acumen, expertise in managing risk in the medical technology industry, and his international experience in the professional sports industry will be incredible assets for Anika’s Board and management team. These appointments demonstrate our continued commitment to strong corporate governance.”

“It has been a great pleasure to serve Anika, and I am very proud of what we accomplished and to have been part of Anika’s history,” said Dr. Bower. “Anika set the standard of excellence and innovation in viscosupplementation and has more recently successfully transformed into a global commercial company focused on osteoarthritis pain management, sports medicine and joint preservation, restoration and regeneration. I am confident that Anika’s commitment to innovation and quality will continue to drive its growth and success.”

The Board has appointed Jeffery Thompson to succeed Dr. Bower as the Chair of the Board, effective September 3, 2020. Mr. Thompson has served as a director of Anika since 2011 and has previously served as the Chair of the Governance and Nominating Committee and member of the Audit and Compensation Committees. He is a Partner with HealthEdge Investment Partners, LLC, a private equity firm that provides strategic capital exclusively in the healthcare industry. He earlier served as President, Chief Executive Officer, and Chairman, among other positions, of Enaltus, a specialty skincare products company.

“On behalf of the Board and management team, I want to thank Dr. Bower for his invaluable contribution to Anika and the lasting impact he has made on the company over the past 27 years,” said Mr. Thompson. “We are grateful for his strategic vision, guidance and unwavering dedication to governance throughout Anika’s evolution and growth, which has enabled the company to create value for its stakeholders. It has been a privilege to serve on the Board with Dr. Bower, and I am honored to have been chosen to succeed him as Chair.”

Mr. Henneman served as Executive Vice President and Chief Financial Officer of NewLink Genetics Corporation from October 2014 to July 2018, and as its Chief Administrative Officer from July 2018 through his retirement in November 2018. Prior to joining NewLink Genetics, he served Integra LifeSciences in various capacities between 1998 and 2014, including as Chief Financial Officer since 2007, and previously as General Counsel and Chief Administrative Officer, responsible at various times for business development, regulatory affairs, quality systems, clinical affairs, human resources, information systems and legal affairs and the management of Integra's surgical instruments business. Mr. Henneman serves on the boards of directors of SeaSpine Holdings Corporation, a publicly-held medical technology company, R1 RCM, Inc., a public company providing  technology-enabled revenue cycle management services to healthcare providers, Aprea Therapeutics Inc., a publicly held biotechnology company, and Alafair Biosciences, Inc., a privately-held medical device company. Mr. Henneman received an A.B. in politics from Princeton University and a J.D. from the University of Michigan Law School.

Mr. Richard currently serves as Chief Risk Officer and Chief Audit Executive at BD. Prior to joining BD, in 2016, Mr. Richard was the Senior Vice President, Business Development and Global Operations with the National Basketball Association (NBA) and held positions of increasing responsibility in Finance, Operations and Business Development over 18 years with the league. His NBA tenure also included three years based in Beijing, China, where he served as Chief Financial Officer and interim Chief Executive Officer. Prior to the NBA, he held leadership positions with Citibank, AT&T and Deloitte. Mr. Richard holds an M.B.A. in Finance from Columbia Business School and a B.S. in Accounting from Northeastern University. He is a licensed Certified Public Accountant in the State of New Jersey and current Chairman of the Committee on Governance, Risk and Compliance of Financial Executives International.

Mr. Henneman will serve on the Compensation and Governance and Nominating Committees. Mr. Richard will serve on the Audit Committee.

About Anika Therapeutics, Inc.
Anika Therapeutics, Inc. (NASDAQ: ANIK), is a global, integrated joint preservation, restoration and regenerative solutions company based in Bedford, Massachusetts. Anika is committed to delivering products along the orthopedic early intervention continuum of care to improve the lives of patients, with a focus on osteoarthritis pain management, sports medicine and joint preservation, restoration and regeneration. The Company has close to three decades of global expertise commercializing innovative products across the orthopedic early intervention continuum of care. For more information about Anika, please visit www.anikatherapeutics.com.

For Investor Inquiries: Anika Therapeutics, Inc. Kristen Galfetti, 781-457-9000 Executive Director, Investor Relations investorrelations@anikatherapeutics.com	For Media Inquiries: W2O Group Rachel Girard, 617-379-6760 rgirard@w2ogroup.com